SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMPAC MORTGAGE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPAC MORTGAGE HOLDINGS, INC.

1401 DOVE STREET

NEWPORT BEACH, CALIFORNIA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 24, 2003

9:00 a.m. (Pacific Standard Time)

You are cordially invited to attend the annual meeting of stockholders of Impac Mortgage Holdings, Inc., a Maryland corporation, to be held at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, on June 24, 2003, at 9:00 a.m. (Pacific Standard Time).

The annual meeting of stockholders is being held for the following purposes:

1.	To elect a board of directors to serve for the ensuing year;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003;

3.	To approve for Section 162(m) purposes an amendment to IMH’s 2001 Stock Option Plan limiting the maximum number of shares for which options may be granted to any eligible employee in any fiscal year;

4.	To approve for Section 162(m) purposes incentive compensation arrangements for Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson; and

5.	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of our common stock of record at the close of business on April 3, 2003, will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: April 25, 2003

For the Board of Directors

Ronald M. Morrison, Secretary

IMPAC MORTGAGE HOLDINGS, INC.

PROXY STATEMENT

For Annual Stockholders Meeting to be Held

June 24, 2003, at 9:00 a.m. (Pacific Standard Time)

This proxy statement is delivered to you by Impac Mortgage Holdings, Inc. (“IMH”, “we” or “us”), a Maryland corporation, in connection with the annual meeting of stockholders to be held on June 24, 2003 at 9:00 a.m. (Pacific Standard Time) at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 (the “Meeting”). Impac Mortgage Holdings, Inc. consists of its subsidiaries, IMH Assets Corp., or “IMH Assets,” Impac Warehouse Lending Group, Inc., or “IWLG,” Impac Multifamily Capital Corporation, or “IMCC,” and its affiliate Impac Funding Corporation, or “IFC,” together with its wholly-owned subsidiaries Impac Secured Assets Corp., or “ISAC,” and Novelle Financial Services, Inc., or “Novelle.” We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April 30, 2003.

Solicitations

We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of common stock to us.

Annual Report

Our annual report to stockholders for the year ended December 31, 2002 is concurrently being provided to each stockholder.

Voting

Holders of our common stock of record at the close of business on April 3, 2003 (the “Record Date”) will be entitled to vote at the Meeting. There were 49,196,734 shares of common stock, $0.01 par value per share, outstanding at that date. Each share of our common stock is entitled to one vote and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Meeting.

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. The affirmative vote of a plurality of all of the votes cast at the Meeting at which a quorum is present is necessary for the election of a director. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. The affirmative vote of a majority of all the votes cast at the Meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as our independent auditors for the current fiscal year and the approval for Section 162(m) purposes of incentive compensation arrangements for three of our executive officers. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting is required for approval for Section 162(m) purposes of the amendment to IMH’s 2001 Stock Option Plan.

Under Maryland law, our charter and our bylaws, abstentions will have no effect on the outcome of the vote on the election of directors, the vote on the ratification of the appointment of KPMG LLP as independent auditors and the approval for Section 162(m) purposes of incentive compensation arrangements. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the proposals. For the approval for Section 162(m) purposes of the amendment to IMH’s 2001 Stock Option Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. Abstentions and broker non-votes will count toward the presence of a quorum.

If no direction is given, the shares represented by the proxy will be voted FOR (i) the election of the seven nominees for director named herein, (ii) the ratification of KPMG LLP as our independent auditors for the current fiscal year, (iii) the approval for 162(m) purposes of the incentive compensation arrangements, and (iv) the approval for 162(m) purposes of the amendment to IMH’s 2001 Stock Option Plan limiting the maximum number of shares for which options may be granted to any eligible employee in any fiscal year.

Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of Impac Mortgage Holdings, Inc. in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. Our charter and bylaws currently provide for a variable board of directors with a range of between three and fifteen members. Our bylaws give the board of directors the authority to establish, increase or decrease the number of directors. The size of our board of directors is currently set at seven. No proxy will be voted for more than seven nominees for director.

Unless otherwise directed by stockholders within the limits set forth in the bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute our board of directors. We have been advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director, prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Director Nominees

The following table provides certain information with respect to the nominees for directors.

Name	Age	Position
Joseph R. Tomkinson	55	Chairman of the Board, Chief Executive Officer and Director of IMH, IFC and IWLG

William S. Ashmore	53	President, Chief Operating Officer and Director of IMH and President and Director of IFC and IWLG

James Walsh+(1)(2)	53	Director

Frank P. Filipps+(1)	55	Director

Stephan R. Peers+(3)	50	Director

William E. Rose+(2)(3)	35	Director

Leigh J. Abrams+(1)(3)	60	Director

+	Unaffiliated Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee

Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer and a Director of IMH and Chairman of the Board and Chief Executive Officer and Director of Impac Funding Corporation, also known as the mortgage operations, and Impac Warehouse Lending Group, Inc., also known as the warehouse lending operations, since their formation. From August 1995 to April 1998, he was Vice Chairman of the Board of IMH. From February 1997 to May 1999, he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. (“ICH”), a real estate investment trust investing in commercial mortgage assets, and Impac Commercial Capital Corporation (“ICCC”), ICH’s conduit operations. He served as President and Chief Operating Officer of Imperial Credit Industries, Inc. (“ICII”) from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. He was a Director of ICII from December 1991 to June of 1999. Mr. Tomkinson brings 28 years of combined experience in real estate, real estate financing and mortgage banking to IMH.

William S. Ashmore has been President and Chief Operating Officer of IMH since its formation, President and Chief Operating Officer of our mortgage operations, its taxable subsidiary, since March 1997, and a Director of our mortgage operations since its formation. He has been President and a Director of our warehouse lending operations since its formation. In July 1997, he became a Director of IMH. From February 1997 to May 1999, he was the President and Chief Operating Officer of Impac Commercial Holdings, Inc. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore has over 28 years of combined experience in real estate, asset/liability risk management and mortgage banking.

James Walsh has been a Director of IMH since August 1995. In January 2000, he became Managing Director of Sherwood Trading and Consulting Corporation. From March 1996 to January 2000, he was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

Frank P. Filipps has been a Director of IMH since August 1995. In June 1999, he was elected Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE-RDN) and its principal subsidiary, Radian Guaranty, Inc., (collectively, “Radian”) which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company (“CMAC”). Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, he served as Chairman, President and Chief Executive Officer of CMAC. In 1995, he was elected President and a Director of CMAC Investment Corporation (NYSE-CMT), and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994.

Stephan R. Peers has been a Director of IMH since October 1995. In September 2001, Mr. Peers joined Sandler O’Neill & Partners as a Managing Director. From March 2000 to May 2001, Mr. Peers was a Managing Director at Bear, Stearns & Co., Inc. From April 1993 to March 2000, he was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies. From January 1998 to June 1998, he was an executive at Aames Financial Corporation, a mortgage loan company. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

William E. Rose has been a Director of IMH since August of 2000. Since 1991, Mr. Rose has been associated with HBK Investments L.P. and is currently a Managing Director. His responsibilities include U.S. equity derivatives, private investments and trading. Prior to 1991, Mr. Rose worked for William A.M. Burden & Co., the investment division of the Burden family of New York, and in the mergers & acquisitions group of Drexel Burnham, Lambert, Inc.

Leigh J. Abrams has been a Director of IMH since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (AMEX-DW), which manufactures a wide variety of components for manufactured homes and recreational vehicles. Mr. Abrams, a CPA, has over 30 years of experience in corporate finance, mergers and acquisitions, and operations.

Executive Officers

The following table provides certain information regarding those persons who serve as executive officers of IMH, but who do not serve as directors of IMH:

Name	Age	Position
Richard J. Johnson	40	Executive Vice President and Chief Financial Officer of IMH, IFC and IWLG, and Director of IFC and IWLG

Ronald M. Morrison	52	General Counsel, Executive Vice President and Secretary of IMH, IFC and IWLG

Gretchen D. Verdugo	38	Executive Vice President of IWLG

Richard J. Johnson is the Executive Vice President and Chief Financial Officer of IMH, our mortgage operations and our warehouse lending operations. He has held these positions at all three entities since their formation with the exception of the position of Executive Vice President of IMH, which he attained in January 1998. In March of 1996, he was appointed as a Director of our warehouse lending operations. From February 1997 to May 1999, he was the Executive Vice President and Chief Financial Officer of ICH and ICCC. From September 1992 to March 1995, he was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, he was Vice President and Controller of ICII.

Ronald M. Morrison became General Counsel of IMH in July 1998. In July 1998, he was also elected Secretary of IMH and in August 1998 he was elected Secretary of our mortgage operations and our warehouse lending operations. From August 1998 to May 1999, he was also General Counsel and Secretary of ICH and ICCC. From 1978 until joining IMH, Mr. Morrison was a partner at the law firm of Morrison & Smith.

Gretchen D. Verdugo has been Executive Vice President of IWLG since November 2000. From August 1997 to November 2000, Ms. Verdugo served as the Senior Vice President and Chief Accounting Officer of our mortgage operations. From November 1996 to August 1997, Ms. Verdugo was a Senior Manager at KPMG LLP.

There are no family relationships between any of the directors or executive officers of IMH.

All directors are elected at each annual meeting of stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the board of directors for any cause, other than an increase in the number of directors, may be filled by a majority vote of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors (the “Unaffiliated Directors”). We pay an annual director’s fee of $20,000 to unaffiliated members, an additional $1,000 for each meeting attended and reimbursement for costs and expenses for attending such meetings. We did not pay the Unaffiliated Directors for one special meeting in 2002. We pay audit committee members $1,000 and the chairman of the audit committee $1,300 for each meeting attended. Members of the board of directors are also eligible to receive awards under our Stock Option Plans.

Committees and Attendance at Board Meetings

Thirteen meetings of the board of directors were held in 2002. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and those committees of the board of directors on which such director served.

The Audit Committee, established by the board of directors on November 1, 1995, reviews (i) the scope of auditing activities performed by our independent auditors, (ii) the policies and procedures of our asset and liability committee, (iii) our investment securities policies and procedures, (iv) cash management procedures and controls and (v) policies and procedures of our secondary marketing activities. The Audit Committee met five times during 2002.

The Compensation Committee was established by the board of directors on November 16, 1995. The Compensation Committee reviews and approves compensation for our officers. The Compensation Committee met four times during 2002.

The Corporate Governance and Nominating Committee was established by the board of directors on February 25, 2003. The Corporate Governance and Nominating Committee will generally assist the board of directors in identifying qualified individuals to become members of the board of directors, in determining the composition of the board of directors and its committees, in monitoring a process to assess board of directors effectiveness and in developing, implementing and monitoring policies and processes related to our corporate governance. The Corporate Governance and Nominating Committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary.

EXECUTIVE COMPENSATION

On November 20, 1995, Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson each entered into a five-year employment agreement with a base annual salary, subject to adjustment for inflation, plus the bonus described in footnote (1), and in the case of Messrs. Tomkinson and Ashmore, those additional bonuses described in footnote (2). The employment agreements expired on December 31, 2002, but have been extended until proposed new employment agreements become effective. See “Employment Agreements” below for a discussion of the material terms of the current and proposed employment agreements.

The following is the amount of compensation paid to Messrs. Tomkinson, Ashmore, Johnson and Morrison and Ms. Verdugo for the years ended December 31, 2002, 2001 and 2000 (the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(4)	Securities Underlying Options (Shares)(#)	All Other Compensation ($)(5)
Joseph R. Tomkinson Chairman of the Board and Chief Executive Officer of IMH, IFC and IWLG	2002 2001 2000	320,427 310,561 308,582	2,827,337 1,091,992 338,290	(1)(2) (1)(2) (2)	436,800 178,892 7,200	100,000 340,000 —	9,662 9,903 10,757

William S. Ashmore President and Chief Operating Officer of IMH; President of IFC and IWLG	2002 2001 2000	254,533 246,403 238,300	2,402,710 999,252 160,873	(1)(2) (1)(2) (2)	358,000 144,000 6,000	100,000 300,000 —	8,811 9,150 8,503

Richard J. Johnson Executive Vice President and Chief Financial Officer of IMH, IFC and IWLG	2002 2001 2000	161,591 156,428 135,676	1,511,840 574,386 —	(1) (1)	252,169 102,369 6,000	100,000 240,000 —	8,271 8,590 9,514

Ronald M. Morrison General Counsel and Secretary of IMH, IFC and IWLG	2002 2001 2000	215,292 204,985 192,564	37,337 — 32,080		110,408 62,185 5,000	20,000 80,000 —	8,736 8,832 10,783
Gretchen D. Verdugo Executive Vice President of IWLG	2002 2001	215,348 162,000	117,132 82,749	(3) (3)	5,998 6,230	20,000 40,000	8,189 8,403

(1)	Includes the Incentive Compensation as described in “—Employment Agreements.”

(2)	Includes a bonus of commissions based on IFC’s total loan production, not to exceed base salary. This bonus will not be included in the terms of the new employment agreements.

(3)	Includes a quarterly bonus based on IWLG’s average outstanding advances to nonaffiliated customers.

(4)	Includes a car allowance. Also includes non-preferential cash payments based on DERs awards attached to options granted through 2001 of which the following amounts were paid in 2002 and 2001, respectively: Mr. Tomkinson–$422,400 and $165,600, Mr. Ashmore–$352,000 and $138,000, Mr. Johnson–$246,400 and $96,600 and Mr. Morrison–$105,600 and $27,600.

(5)	Consists of payments on group term-life insurance and contributions paid under the 401(k) plan. See “—401(k) Plan.” For 2002, the group term-life insurance payments were as follows: Mr. Tomkinson–$2,805, Mr. Ashmore–$1,954, Mr. Johnson–$1,414, Mr. Morrison–$1,879 and Ms. Verdugo–$1,332.

Option Grants During 2002

The following table sets forth information concerning individual grants of stock options in 2002 to the Named Executive Officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date(4)
					5%	10%
Joseph R. Tomkinson	100,000	12%	10.95	7/30/2006	235,979	508,190
William S. Ashmore	100,000	12%	10.95	7/30/2006	235,979	508,190
Richard J. Johnson	100,000	12%	10.95	7/30/2006	235,979	508,190
Ronald M. Morrison	20,000	2%	10.95	7/30/2006	47,196	101,638
Gretchen D. Verdugo	20,000	2%	10.95	7/30/2006	47,196	101,638

(1)	Options vest equally over a three year period commencing the first year after the date of grant.

(2)	The total number of options granted to our employees, excluding 158,750 shares underlying options granted to non-employee directors, during 2002 was 804,000.

(3)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.

(4)	Such stock options expire four years from the date of grant.

(5)	In order to comply with the rules of the Securities and Exchange Commission, we are including the gains or “option spreads” that would exist for the respective options we granted to the Named Executive Officers. We calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future price of the common stock.

Aggregated Option Exercises in 2002 and Year-End Option Values

	Shares Acquired on Exercise(#)(1)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(3)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(4)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph R. Tomkinson	10,000	33,100	263,333	166,667	1,845,932	309,668
William S. Ashmore	—	—	233,333	166,667	1,591,332	309,668
Richard J. Johnson	33,333	125,665	140,000	166,667	1,024,800	309,668
Ronald M. Morrison	14,166	29,424	60,000	33,334	251,100	61,936
Gretchen D. Verdugo	12,000	85,035	6,666	43,334	25,464	138,436

(1)	Shares Acquired on Exercise includes all shares underlying the stock option or portion of the option, exercised without deducting shares held to satisfy tax obligations, if any, sold to pay the exercise price or otherwise disposed of.

(2)	The value realized of exercised options is the product of (a) the excess of the per share fair market value of the common stock on the date of exercise over the per share option exercise price, and (b) the number of shares acquired upon exercise.

(3)	For a description of the terms of such options, see “—Stock Option Plans.”

(4)	The value of unexercised “in-the-money” options is based on a price per share of $11.50, which was the price of a share of common stock as quoted on the American Stock Exchange at the close of business on December 31, 2002, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

On November 20, 1995, each of Messrs. Tomkinson, Ashmore and Johnson entered into a five-year employment agreement with IFC. Each of these employment agreements expired on December 31, 2002, however, they have been further extended until proposed new employment agreements become effective. See below for a discussion of the material terms of the proposed new employment agreements.

Pursuant to the employment agreements, if the officer is terminated without cause, as defined therein, then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that during the term of the employment agreement and for a period of one year from the date of termination he or she will not compete with us if the agreement is voluntarily terminated by the officer. Upon any merger, transfer of assets, dissolution, liquidation or consolidation, the surviving corporation or transferee is bound by such employment agreement, and we have agreed to take all action to ensure such.

Effective in January 1998 and in lieu of accepting 25% of the fee owed in connection with the termination of the management agreement between IMH and Imperial Credit Advisors, Inc., our former manager, Messrs. Tomkinson, Ashmore and Johnson amended each of their employment agreements so that if our annualized return on equity, as defined therein, during any fiscal quarter is in excess of the ten year U.S. Treasury rate plus 200 basis points, each officer will receive an additional bonus of 4.0875%, 4.25%, and 3.0%, respectively, of such excess (the “Incentive Compensation”). 18% of each officer’s incentive compensation until such time as the employee turns 55 years old will be deposited in a deferred compensation plan, one-third of which will be released one year from the quarter in which it is deposited plus the applicable accrued interest on such released amount at a rate of the ten year average yield, as defined therein, plus 200 basis points. 80% of the remainder of the incentive compensation will be paid to each officer in cash and 20% will be used by each officer to purchase shares of our common stock pursuant to its dividend reinvestment and stock purchase plan. The New Incentive Compensation, which is described in Proposal 4 of this proxy statement, is to be effective as of April 1, 2003.

Pursuant to an “at will” employment offer letter dated May 28, 1998, Ronald M. Morrison was hired as General Counsel and Secretary of IMH with a base salary of $180,000, which has been subsequently amended to $220,000, and an annual discretionary bonus of up to 20% of his base salary based upon performance and corporate profitability objectives. Mr. Morrison is also eligible to receive stock options under our Stock Option Plans, a monthly car allowance and expense reimbursements. If Mr. Morrison is terminated without cause, then he is entitled to receive six months’ severance based on his annual salary. On September 1, 2001, Mr. Morrison’s employment offer letter was renegotiated to include 60,000 options of IMH that included DERs, in exchange for giving up his annual 20% discretionary bonus.

Gretchen Verdugo has an “at will” employment letter with the warehouse lending operations pursuant to which she is eligible to receive an annual discretionary bonus of up to 30% of her base salary, which is based 50% on corporate profitability and 50% on individual performance, and a quarterly bonus based on IWLG’s average outstanding advances to non-affiliated customers. Ms. Verdugo also receives a car allowance. Up until November 2003, if Ms. Verdugo is terminated without cause, then she will receive six months’ severance based on her annual salary.

Material Terms of New Employment Agreements

On December 31, 2002, the employment agreements of Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson expired. The existing agreements have been extended until new employment agreements with each executive officer become effective. It is anticipated that new employment agreements, the material terms of which are described below, will be executed and become effective on or about July 1, 2003. Each agreement, unless terminated earlier pursuant to the terms of such agreement, will expire five years from the effective date.

Base and Other Compensation:    Pursuant to the terms of the proposed employment agreements, Joseph R. Tomkinson will receive an annual base salary of $600,000, William S. Ashmore will receive an annual base salary of $500,000, and Richard J. Johnson will receive an annual base salary of $250,000. In exchange for increased base salaries, Mr. Tomkinson and Ashmore will no longer receive commission on loan acquisitions and originations at IFC. Each officer’s base salary will not be subject to any annual adjustment. The executive officers will receive other benefits, such as a car allowance, health benefits and accrued vacation. The executive officers will be prohibited, without the prior approval of the board of directors, from receiving compensation, directly or indirectly, from companies with whom IMH or its affiliates has any financial, business or affiliated relationship. The executive officers will also receive the New Incentive Compensation, the material terms of which are consistent with the previous employment agreements, and are further discussed below under Proposal 4 in this proxy statement.

Severance Compensation.    If the executive officer’s employment is terminated for any reason, other than without cause or good reason (as such terms are to be defined in the agreement), the executive officer will receive his base compensation, benefits, and pro rata incentive compensation through the termination date. In addition, if the executive officer is terminated without cause or if the executive resigns with good reason, the executive officer will receive the following:

(i)	an additional 30 months of his base salary of which 12 month’s worth of base salary will be paid on the termination date and the other 18 month’s worth of base salary will be paid on the normal salary payment dates over that period;

(ii)	benefits paid over the 30 month period following the termination date, provided certain conditions are met; and

(iii)	New Incentive Compensation payments (as discussed in Proposal 4) determined and paid as follows:

a.	on the termination date, the executive officer will be paid an amount equal to the prior three quarters’ worth of New Incentive Compensation;

b.	30 days after the quarter in which the termination date occurs, the New Incentive Compensation for that quarter that the executive officer would have been entitled to receive had the executive officer not been terminated; and

c.	for the six quarters after the quarter in which the termination date occurs, the executive officer will be paid his New Incentive Compensation at the time such compensation would have been paid had the executive officer not been terminated; provided that the executive officer’s New Incentive Compensation for each quarter will not be less than 50% nor more than 100% of the average quarterly New Incentive Compensation for the four quarters immediately preceding the termination date.

Each executive officer will agree not to compete with us and our subsidiaries and affiliates during the 30 months that severance payments are made to the executive officer, provided that the agreement not to compete will be waived if the executive officer forgoes the severance compensation.

Stock Option Plans

Our 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the “1995 Stock Option Plan”) provides for the grant of qualified incentive stock options (“ISOs”) that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, options not qualified (“NQSOs”), deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards. During 2001, the board of directors and stockholders approved a new Stock Option, Deferred Stock and Restricted Stock Plan (the “2001 Stock Option Plan” and together with the 1995 Stock Option Plan the “Stock Option Plans”). The 2001 Stock Option Plan provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs, deferred stock and restricted stock awards and dividend equivalent rights.

The Stock Option Plans are administered by the board of directors or a committee of the board (the “Administrator”). ISOs may be granted to the officers and key employees of IMH. NQSOs and awards may be granted to the directors, officers and key employees of IMH or any of its subsidiaries, and to the directors, officers and key employees of IFC. The exercise price for any NQSO or ISO granted under either of the Stock Option Plans may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding common stock) of the fair market value of the shares of common stock at the time the NQSO or ISO is granted. The purpose of each of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects IMH.

Under current law, ISOs may not be granted to any individual who is not also an officer or employee of IMH. To ensure that we qualify as a real estate investment trust, the Stock Option Plans provide that no options may be granted to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of our outstanding shares of common stock.

Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of our outstanding common stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

Options granted under the Stock Option Plans will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

The board of directors may from time to time revise or amend either of the Stock Option Plans, and may suspend or discontinue either any time. However, no such revision or amendment may impair the rights of any participant under any outstanding award without his consent or may, without stockholder approval, increase the number of shares subject to either of the Stock Option Plans or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization, materially modify the class of participants eligible to receive options or awards under the Stock Option Plans, materially increase the benefits accruing to participants under the Stock Option Plans or extend the maximum option term under the Stock Option Plans.

1995 Stock Option Plan

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1995 Stock Option Plan currently authorizes the grant of options to purchase, and awards of, up to 1,200,000 shares. As of March 31, 2003, 67,390 shares underlying options were available for grant under the 1995 Stock Option Plan. If an option granted under the 1995 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 1995 Stock Option Plan.

The exercise price of any option granted under the 1995 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the 1995 Stock Option Plan, (3) cancellation of indebtedness owed by IMH to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

Under the 1995 Stock Option Plan, we have made loans available to stock option holders, subject to approval by our board of directors’ in connection with the exercise of stock options granted under the 1995 Stock Option Plan. See “—Stock Option Loan Plan.” If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and awards under the 1995 Stock Option Plan.

Unless previously terminated by the board of directors, no options or awards may be granted under the 1995 Stock Option Plan after August 31, 2005.

In the event of a change in control, all stock options, any stock appreciation rights outstanding for at least six months, restricted stock, deferred stock and performance share awards will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price.” Furthermore, any indebtedness incurred in connection with the 1995 Stock Option Plan will be forgiven. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

Since the adoption of the 2001 Stock Option Plan, no options have been granted under the 1995 Stock Option Plan.

2001 Stock Option Plan

Subject to adjustment provisions for stock splits, stock dividends and similar events, the 2001 Stock Option Plan authorizes the grant of options to purchase, and awards of, up to 1,000,000 shares; however, on January 1 of each year such maximum aggregate number of shares of stock may be increased by an amount equal to the lesser (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the board of directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the Plan (the “Evergreen Provision”). See Proposal 3 in this proxy statement for a discussion of an amendment to the 2001 Stock Option Plan to limit the maximum number of shares for which options may be granted to any eligible employee in any fiscal year to 1,500,000. If an option granted under the 2001 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 2001 Stock Option Plan. As of March 31, 2003, 1,817,819 shares underlying options were available for grant under the 2001 Stock Option Plan.

The exercise price of any option granted under the 2001 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the Stock Option Plan, (3) cancellation of indebtedness owed by us to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. In the case of ISOs, however, the right to make payment in the form of already owned shares of common stock must be authorized at time of grant of such ISOs. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

The 2001 Stock Option Plan permits us to make loans available to stock option holders in the same manner as described above for the 1995 Stock Option Plan.

Unless previously terminated by the board of directors, no options or awards may be granted under the 2001 Stock Option Plan after March 27, 2011.

Under the 2001 Stock Option Plan, dividend equivalent rights may accompany awards granted to a participant. These rights entitle a participant to receive cash, common stock or other awards equal in value to dividends paid for a specified number of shares of common stock or other periodic payments. Dividend equivalent payments typically commence on the first dividend payment date following the grant of the award and continue until the earlier of the expiration or exercise of the corresponding award.

In the event of a change in control, all stock options, restricted stock, and deferred stock may fully vest and be exercisable, the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price” or all unexercised stock options may be terminated. Furthermore, any indebtedness incurred in connection with the 2001 Stock Option Plan may be forgiven. The Administrator may, in the alternative, allow a successor to substitute equivalent awards or provide similar consideration. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

Stock Option Loan Plan

In December 1996, the board of directors adopted the 1996 Stock Option Loan Plan (the “Loan Plan”) under which loans may be made to officers, directors and key employees of IMH and IFC in connection with the exercise of stock options granted under the 1995 Stock Option Plan. Under the Loan Plan, the principal of any loan may not exceed the sum of (x) the exercise price less the par value of the shares of common stock covered by the stock option exercised by the holder and (y) any federal, state, or local income tax attributable to such exercise. Any loan proceeds must be paid directly to IMH in connection with the exercise of such options. Loans may be extended for a period of five years and can be extended annually for up to two more years, but in no event may the term be longer than seven years, including extensions. The interest rate on each loan is approved by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Code. Loans under the Loan Plan are evidenced by a promissory note, are full recourse and are secured by pledges of the common stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of the common stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly only upon the payment of dividends by IMH to holders of our common stock.

Currently, we have suspended any further loans provided under the Loan Plan and there are no loans outstanding.

Equity Compensation Plans

Our Stock Option Plans authorizes our board of directors to grant awards that include incentive stock options as defined under Section 422 of the Internal Revenue Code, non-qualified stock options, deferred stock, restricted stock and dividend equivalent rights.

The following table provides information as of December 31, 2002, concerning shares of our common stock authorized for issuance under our existing Stock Option Plans.

	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by stockholders	934,990	$5.00	382,709	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	934,990	$5.00	382,709

(1)	IMH’s 2001 Stock Option Plan contains the Evergreen Provision as described above. Pursuant to the Evergreen Provision, the number of shares authorized for issuance under 2001 Stock Option Plan increased by 1,500,000 on January 1, 2003.

401(k) Plan

During 2002, we participated in the IFC contributory retirement plan (“401(k) Plan”) for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 1% to 25% of his or her salary pursuant to certain restrictions or up to $11,000 annually for 2002. We will contribute to the participant’s plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months. In 2003, the 401(k) has been modified to allow for contributions up to $12,000 annually.

Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional company contribution may be made at our discretion, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining company matching funds would be reallocated on the first 4% of the employee’s deferrals. IMH and IFC recorded approximately $733,000 for matching and discretionary contributions during 2002.

Compensation Committee Interlocks and Insider Participation

During 2002, our Compensation Committee consisted of Messrs. Peers, Walsh and Rose. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the Compensation Committee formerly an officer of IMH. See “Certain Relationships and Related Transactions” for a description of transactions with a company which Mr. Peers is employed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee administers the policies governing our executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the Compensation Committee and approved by our board of directors. The Compensation Committee is comprised solely of independent directors.

The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect our business strategies and long-range plans. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by our competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

Our executive compensation philosophy is to set base salary at a competitive market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to our return on equity as well as to total return received by stockholders. We believe that targeted levels of executive compensation are set at levels consistent with others in our industry, with such compensation increasingly weighted towards programs contingent upon our level of annual and long-term performance.

Each executive officer’s compensation is comprised of three principal components: base salary, bonus compensation and stock options or awards granted pursuant to our Stock Option Plans. With respect to three of our executive officers, base salary and incentive compensation are determined by the executive officer’s employment agreement with IFC and are reviewed at least annually by the Compensation Committee. During 2002, each of Messers Tomkinson, Ashmore and Johnson was entitled to the Incentive Compensation as described above in “Employment Agreements.” In addition, pursuant to the terms of the current employment agreements, Messrs. Tomkinson and Ashmore are entitled to a quarterly performance bonus based on a percentage of the principal amount of loans acquired by IFC each quarter. Each of Messrs. Tomkinson and Ashmore received this quarterly bonus for 2002. However, this bonus will not be included in the new employment agreements. As discussed above, the employment agreements for Messrs. Tomkinson, Ashmore and Johnson have been extended until new employment agreements become effective. It is anticipated that new employment agreements will integrate the terms of the New Incentive Compensation, which became effective as of April 1, 2003, and is further discussed below in Proposal 4.

Consistent with our policies, Ms. Verdugo receives a quarterly bonus that is based on IWLG’s average outstanding advances to nonaffiliated customers and a discretionary bonus based on corporate profitability and individual performance. During 2002, Mr. Morrison received a discretionary bonus that was based on his salary and company profitability. However, after 2002, instead of receiving this bonus Mr. Morrison will receive options with DERs.

The Compensation Committee believes that the total compensation package of the Named Executive Officers should be linked to such factors as return on equity, percentage of assets, or the total return of our stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. Since the fourth quarter of 1998, we have made a number of strategic changes in our businesses, which has resulted in yearly improvements in our operations. Due to our performance during 2002, the criteria for each of the different bonus programs for the Named Executive Officers were met and, consequently, they received larger bonuses for 2002 than they received in the immediately preceding years.

As stock dividends is one of the components that we use to measure our performance, we may also grant stock options with DERs to align the long-range interest of our Named Executive Officers with the interests of our stockholders. The amount of stock options and DERs that is granted to an officer is determined by taking into consideration the officer’s position with IMH, overall individual performance, our performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. DERs did not accompany the options that were granted to the executive officers in 2002.

The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, our Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences our overall performance.

Section 162(m) was added to the Internal Revenue Code, as amended, as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1.0 million, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. Up to $1.0 million of the compensation paid to each Named Executive Officer in 2002 was deductible. For a further discussion of our ability to deduct compensation under Section 162(m), see Proposal 4 regarding the New Incentive Compensation arrangements and Proposal 3 regarding an amendment to the 2001 Stock Option Plan to limit the annual grant of options to eligible employees.

The Compensation Committee will review our existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to our existing compensation program that will enable IMH to continue to attract and retain key individuals while optimizing the deductibility to IMH of amounts paid as compensation.

The Compensation Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value.

COMPENSATION COMMITTEE MEMBERS

James Walsh

William E. Rose

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is currently comprised of three directors, each of whom is independent as defined by the American Stock Exchange listing standards. The Audit Committee operates under a written Audit Committee charter approved by the board of directors on May 23, 2000. A copy of the charter is attached as Exhibit 1 to our Proxy Statement that was filed with the Securities and Exchange Commission on May 17, 2001.

Company management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with IMH’s management and the independent auditors to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as may be modified or supplemented. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) which requires the written disclosure of all relationships between us and our independent auditors that, in the independent auditor’s professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of IMH that it is auditing.

Based on the Audit Committee’s discussions with IMH’s management, review of the independent auditor’s letter and discussions with the independent auditors, the Audit Committee has recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent auditors’ independence.

Selection of Independent Auditors

KPMG LLP completed the audits of the financial statements of IMH and IFC for the fiscal year ended December 31, 2002. IMH has been very satisfied with the services of KPMG. KPMG provided us with internal audit services for 2002; however, we have engaged another party to provide internal procedures for 2003.

KPMG issued unqualified reports on IMH’s and IFC’s financial statements for the fiscal years ended December 31, 1995 through December 31, 2002, and to date we have had no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

AUDIT COMMITTEE MEMBERS

Frank P. Filipps

James Walsh

Leigh J. Abrams

INFORMATION REGARDING AUDITORS’ FEES

During the fiscal year ended December 31, 2002, we retained KPMG as independent auditors and paid the following fees for services rendered:

Audit Fees	Audit Related Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$325,000	$457,000	$0	$492,000

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a performance graph comparing the cumulative total stockholder return on our common stock, the S&P 500 Stock Index and an index average of our peer group, composed of comparable publicly-traded companies in the mortgage business, in each case for the period commencing on December 31, 1997 through December 31, 2002. Such peer group includes Apex Mortgage Capital, Inc., Annaly Mortgage Management, Anworth Mortgage Asset Corporation, Hanover Capital Mortgage Holdings, Inc., Redwood Trust, Inc. and Thornburg Mortgage Asset Corporation. We have included Anworth Mortgage Asset Corporation instead of Capstead Mortgage Corporation, Inc. because they are more closely aligned to our business. The graph assumes $100 invested on December 31, 1997 in our common stock, the S&P 500 Stock Index and the Stock Index of the peer group and reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES,

PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Act of 1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our securities to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Executive officers, directors and greater than ten percent stockholders are required by the Commission’s regulations to furnish to IMH copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to IMH during the fiscal year which ended December 31, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were satisfied by such persons, except for Gretchen D. Verdugo who filed a late Form 3 and a late Form 4 reporting the purchase of shares, Stephan R. Peers who filed a late Form 4 reporting the sale of shares and William S. Ashmore who filed a late Form 4 reporting the purchase of shares. Furthermore, HBK Investments LP filed a late Form 4 reporting 12 transactions involving sales of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with IFC

IMH and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH’s Chairman of the Board and Chief Executive Officer and IFC’s Chief Executive Officer and a Director is an owner of one-third of the common stock of IFC. William S. Ashmore, IMH’s President, Chief Operating Officer and a Director and IFC’s President and a Director is an owner of one-third of the common stock of IFC. Richard J. Johnson, IMH’s Executive Vice President and Chief Financial Officer and Executive Vice President, Chief Financial Officer and a director of IFC, is an owner of one-third of the common stock of IFC. We are currently negotiating with management to purchase the common shares of Impac Funding Corporation, however, we cannot assure you that terms will be agreed upon or that a transaction will be completed.

In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC.

During 2002, IMH and its subsidiaries were allocated data processing, executive and operations management, and accounting services that IFC incurred during the normal course of business. IFC charged IMH and its subsidiaries for these services based upon usage, which management believes was reasonable. Total cost allocations charged to IMH and its subsidiaries by IFC for the year ended December 31, 2002 were $2.5 million.

Lease Agreement

IMH and IFC entered into a premises operating sublease agreement from an unaffiliated third party to rent approximately 74,000 square feet of office space in Newport Beach, California, for a ten-year term, which expires in May 2008. IMH and IFC pay monthly rental expenses and allocate the cost to subsidiaries and affiliated companies on the basis of square footage occupied. The majority of occupancy charges incurred were paid by IFC as most of our employees are employed by IFC. Total rental expense paid by IFC for the year ended December 31, 2002 was $2.3 million, of which $147,000 was charged to IMH and its subsidiaries.

Sub-Servicing Agreements

IFC sometimes acts as a servicer of mortgage loans acquired on a “servicing-released” basis by IMH in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement, which became effective on November 20, 1995. IFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

Credit Arrangements

IWLG maintains a warehouse financing facility with IFC. Advances under such warehouse facility bears interest at Bank of America’s prime rate minus 0.50%. As of December 31, 2002, finance receivables outstanding to IFC, excluding pledge balances, were $491.4 million. As of March 31, 2003, $340.0 million was outstanding, excluding pledge accounts. Interest income recorded by IWLG related to finance receivables due from IFC for the year ended December 31, 2002 was $18.0 million.

During the normal course of business, we may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as “Due from affiliates,” while borrowings are reflected as “Due to affiliates” on our balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.0% per annum. As of December 31, 2002, due from affiliates was none. Interest income recorded by IMH related to short-term advances due from affiliates for the year ended December 31, 2002 was $1.2 million. As of December 31, 2002 due to affiliates was none. Interest expense recorded by IMH related to short-term borrowings due to affiliates for the year ended December 31, 2002 was $1.6 million.

Purchase of Mortgage Loans

During the year ended December 31, 2002 IMH purchased mortgage loans from IFC having a principal balance of $3.9 billion. The loans were purchased with premiums of $71.7 million. IFC retained servicing rights on all mortgages purchased by IMH.

Advances

During 1999, IMH advanced $14.5 million in cash to IFC at an interest rate of 9.50% per annum due June 30, 2004, in exchange for an interest only note to fund the operations of IFC and other strategic opportunities deemed appropriate by IFC. At December 31, 2002 the amount outstanding on this note was $14.5 million and the largest amount outstanding during 2002 was $14.5 million. Interest income recorded by IMH related to this note during 2002 was $1.4 million.

Indebtedness of Management

In connection with the exercise of stock options by James Walsh, Frank P. Filipps and Stephan R. Peers, we made loans secured by the related stock under our Loan Plan. The loans were made for a five-year term. Interest on the loans were payable quarterly upon receipt of the dividend payment and the interest rate was set annually by the compensation committee. At each dividend payment date, 50% of quarterly dividends after applying the dividend payment to interest due, was required to reduce the principal balance outstanding on the loans. In April 2002, $196,700, $196,700, and $191,400 was owed by James Walsh, Frank P. Filipps and Stephan R. Peers, respectively, pursuant to the loans, and such amounts were paid in full through the sale of IMH common stock. During 2002, the highest balance outstanding was $196,700, $196,700, and $191,400, for Mr. Walsh, Mr. Filipps and Mr. Peers, respectively. We recorded interest income of $7,000 related to the loans for the year ended December 31, 2002.

On February 27, 2003, IFC provided William B. Ashmore, President of IFC, with a $295,600 fixed rate mortgage to provide financing with an initial rate of 5.50%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

On December 10, 2001, IFC provided William B. Ashmore, President of IFC, with a $600,000 adjustable rate mortgage to provide financing with an initial rate of 4.13%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. As of December 31, 2002, the outstanding principal balance on the mortgage was $587,000.

On November 15, 2001, IFC provided Richard J. Johnson, Executive Vice President and Chief Financial Officer of IMH, with a $140,000 fixed rate mortgage to provide financing with an interest rate of 6.50%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. In 2002, this loan was sold to a non-affiliate.

Other Arrangements

IFC has entered into an insurance commitment program with Radian Guaranty, Inc. Frank Filipps, a Director, is the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. Radian Guaranty has agreed to insure mortgage loans acquired or originated by IFC that meet certain credit criteria. IFC pays Radian on a monthly basis. The amount paid depends on the number of mortgage loans insured by Radian and the credit quality of the mortgage loans. For the year ended December 31, 2002, IFC paid an aggregate of $4.9 million to Radian in connection with the insurance program.

An immediate family member of Joseph R. Tomkinson, our Chairman and Chief Executive Officer, is the president of Real Time Marketing and Duplication. We paid Real Time Marketing and Duplication $290,000 for marketing and advertising services that were provided to us during 2002.

Sandler O’Neill & Partners, L.P. participated as an underwriter in common stock offerings of IMH in February and August 2002. Stephen R. Peers, a Director of IMH, is a managing director of Sandler O’Neill & Partners, L.P.

We may from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the affiliated directors are employed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to IMH with respect to beneficial ownership of our common stock as of the Record Date by (i) each person known to us to beneficially own more than five percent of our common stock, (ii) each director, (iii) our executive officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Joseph R. Tomkinson (2)	477,887	*
William S. Ashmore (3)	365,503	*
Richard J. Johnson (4)	316,718	*
Ronald M. Morrison (5)	81,516	*
Gretchen D. Verdugo	6,462	*
James Walsh (6)	48,083	*
Frank P. Filipps (7)	52,083	*
Stephan R. Peers (6)	35,083	*
William E. Rose (7)	30,833	*
Leigh J. Abrams (7)	30,833	*
All Directors and executive officers as a group (10 persons) (8)	1,445,001	2.89%

*	less than 1%

(1)	All named beneficial owners can be contacted at 1401 Dove Street, Newport Beach, California 92660.

(2)	Includes options to purchase 263,333 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

(3)	Includes (i) options to purchase 233,333 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date, (ii) 44,034 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 84,811 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 3,325 shares held as custodian for his children.

(4)	Includes options to purchase 140,000 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

(5)	Includes options to purchase 60,000 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

(6)	Includes options to purchase 33,750 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

(7)	Consists of options that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

(8)	Includes options to purchase a total of 877,915 shares that were exercisable as of April 3, 2003 or have or will become exercisable within 60 days after such date.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors has selected and appointed KPMG LLP to act as external independent auditors for the year ending December 31, 2003. In recognition of the important role of the independent auditors, the board of directors has determined that its selection of such auditors should be submitted to the stockholders for review and ratification on an annual basis.

KPMG LLP has audited the financial statements of IMH since its inception. Management is satisfied with their performance to date.

The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent auditors on short notice, if the proposal is not approved, it is contemplated that the appointment of KPMG LLP for 2003 may be permitted to stand, unless the board of directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the board of directors to select other independent auditors for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

PROPOSAL 3

APPROVAL FOR SECTION 162(M) PURPOSES OF AMENDMENT TO 2001 STOCK

OPTION PLAN LIMITING THE MAXIMUM NUMBER OF SHARES FOR WHICH

OPTIONS MAY BE GRANTED TO ANY ELIGIBLE EMPLOYEE IN ANY FISCAL YEAR

The IMH 2001 Stock Option Plan was adopted by the board of directors in March 2001 and approved by the stockholders in June 2001. The stockholders are being asked to approve the establishment of a grant limit so that future grants of stock options will not be subject to the $1.0 million limitation on deductibility pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”). To enable IMH to deduct in full all amounts of ordinary income recognized by its executive officers in connection with the exercise of non-qualified stock options granted in the future under the 2001 Stock Option Plan, the board of directors, and the Compensation Committee, has amended the 2001 Stock Option Plan, subject to stockholder approval, to limit to 1,500,000 (subject to adjustment) the maximum number of shares for which options may be granted to any eligible employee in any fiscal year. IMH’s grants of stock options to eligible employees typically do not approach this limit. This amendment to limit the grants of stock options does not apply to the awards of restricted stock, deferred stock and dividend equivalent rights.

Section 162(m) of the Code generally limits to $1.0 million a corporation’s federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not “performance-based.” Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as “performance-based” compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the votes cast by stockholders, and (iii) is granted by a compensation committee consisting solely of at least two outside directors. If a non-qualified stock option granted to an executive referred to above is not “performance based,” the amount that would otherwise be deductible by the corporation in respect of such stock option will be disallowed to the extent that the executive’s aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

The board of directors believes that the proposal to the 2001 Stock Option Plan to approve the amendment to the 2001 Stock Option Plan limiting the maximum number of shares for which stock options may be granted to any eligible employee in any fiscal year to 1,500,000, as described above, is in the best interest of IMH and the stockholders for the reasons stated above.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

APPROVAL FOR 162(M) PURPOSES OF THE AMENDMENT TO THE 2001 STOCK

OPTION PLAN LIMITING THE MAXIMUM NUMBER OF SHARES FOR WHICH

OPTIONS MAY BE GRANTED TO ANY ELIGIBLE EMPLOYEE IN ANY FISCAL YEAR

PROPOSAL NO. 4

APPROVAL FOR SECTION 162(M) PURPOSES OF INCENTIVE COMPENSATION

OF JOSEPH R. TOMKINSON, WILLIAM S. ASHMORE, AND

RICHARD J. JOHNSON

On December 31, 2002, the employment agreements of Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson expired. The Compensation Committee of our board of directors has extended the terms of the existing agreements until new employment agreements become effective. However, in March 2003, the Compensation Committee approved to become effective as of April 1, 2003, and recommends for stockholder approval, quarterly incentive compensation (the “New Incentive Compensation”) for Messers Tomkinson, Ashmore and Johnson. The terms of the New Incentive Compensation are not materially different than those under the current Incentive Compensation arrangements described in this proxy under “Employment Agreements.” The material terms of the New Incentive Compensation are described below. If approved by the stockholders, the New Incentive Compensation would become effective as of April 1, 2003. It is anticipated that the New Incentive Compensation will be integrated into the proposed new employment agreements with each of the above executive officers. A summary of the material terms of the proposed new employment agreements are set forth in this proxy under “Employment Agreements.”

Stockholders are being asked to approve the terms of the New Incentive Compensation so that amounts paid thereunder will be deductible for tax purposes and not be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code. Section 162(m) limits a public company’s tax deduction to $1.0 million per year per executive for certain compensation paid to that corporation’s chief executive officer and its four other highest compensated executive officers who are employed by the corporation on the last day of the taxable year. However, Section 162(m) of the Code allows for the deductibility of certain compensation in excess of $1.0 million per year, if such compensation qualifies as “performance-based compensation,” the material terms of which are disclosed to and approved a majority of the votes cast by stockholders. IMH has structured the provisions relating to the New Incentive Compensation with the intention that compensation resulting therefrom would qualify as “performance-based compensation.” However, any compensation that exceeds $1.0 million paid pursuant to the current Incentive Compensation will not qualify for the exception under Section 162(m) and will not be deductible by IMH.

If the New Incentive Compensation was in effect during 2002, each of Mr. Tomkinson, Mr., Ashmore and Mr. Johnson would have received approximately the same amounts they actually received in 2002 under the terms of the current Incentive Compensation.

The purpose of the New Incentive Compensation is to provide quarterly incentives to the three above-named senior executives in a manner designed to reinforce IMH’s performance and financial related goals. The New Incentive Compensation will provide the opportunity for these executives to earn potentially substantial incentive compensation for attaining these financial performance related objectives that are critical to our ongoing growth and profitability while preserving the associated benefit of a federal income tax deduction for this incentive compensation.

The New Incentive Compensation will be paid to each executive officer in an amount equal to IMH’s excess income, which is the greater of zero or net income minus the product of (i) the Ten Year U.S. Treasury Rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875% in the case of Joseph Tomkinson, 4.25% in the case of William Ashmore, and 3.0% in the case of Richard Johnson. Net income is determined in accordance with the then-current tax law before the total New Incentive Compensation is paid to the executives, the deduction for dividends paid and any net operating loss deductions arising from prior periods. The Ten Year U.S. Treasury Rate is generally the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during the quarter. Average net worth is, for any quarter, IMH’s accumulated net worth of $515.6 million at December 31, 2002 plus, subsequent to December 31, 2002, the weighted average daily sum of the gross proceeds from any sale of IMH’s equity securities, before deducting any underwriting discounts and commissions and the other expenses; plus the average balance for the quarter of IMH’s retained earnings; less the weighted average daily sum of the gross proceeds used to repurchase IMH’s stock; less the average balance for the quarter of the cumulative dividends declared; plus an amount equal to prior period losses.

The New Incentive Compensation will generally be calculated and reviewed by the Compensation Committee within 30 days after each quarter. The New Incentive Compensation will be paid in cash, and the executives may elect to defer any component of their compensation in an approved, company sponsored deferred compensation plan. While the New Incentive Compensation can be amended, in any respect, without stockholder approval, any amendments would need stockholder so that amounts paid would not be subject to the deduction limitation of Section 162(m) of the Code.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

APPROVAL FOR 162(M) PURPOSES OF THE TERMS OF

THE NEW INCENTIVE COMPENSATION

STOCKHOLDERS’ PROPOSALS

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2004 annual meeting of stockholders, they must deliver a written copy of their proposal no later than January 1, 2004. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), in order to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2004 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on April 26, 2004 nor earlier than March 23, 2004. In either case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Secretary. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

By Order of the Board of Directors

Ronald M. Morrison, Secretary

Dated: April 25, 2003

Newport Beach, California

Form of Proxy Card

IMPAC MORTGAGE HOLDINGS, INC.

1401 Dove Street

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. Morrison and Richard J. Johnson, and each of them, as proxy holders, each with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of Impac Mortgage Holdings, Inc. held of record by the undersigned on April 3, 2003, at the Annual Meeting of Stockholders to be held on June 24, 2003 at 9:00 a.m. or any adjournments thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal.

Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(Continued and to be Signed on Reverse Side)

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of seven directors listed at right with terms expiring in 2004 at the Annual Meeting.

NOMINEES
☐	FOR ALL NOMINEES	¡ Joseph R. Tomkinson ¡ William S. Ashmore ¡ James Walsh ¡ Frank P. Filipps ¡ Stephan R. Peers ¡ William E. Rose ¡ Leigh J. Abrams
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

Instruction:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003	☐	☐	☐

3. Approval for Section 162(m) purposes of an amendment to Impac Mortgage Holdings, Inc. 2001 Stock Option Plan limiting the maximum number of shares for which options may be granted to any eligible employee in any fiscal year

	☐	☐	☐

4. Approval for Section 162(m) purposes of a new incentive compensation arrangements for Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 THROUGH 4. A VOTE “FOR” ALL DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSALS 2 THROUGH 4 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.